EXHIBIT 5.1

March 9, 2012

Board of Directors

OncoSec Medical Incorporated

4690 Executive Drive, Suite 250

San Diego, CA 92121

Re: Registration Statement/Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to OncoSec Medical Incorporated, (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the issuance and sale of up to $20,000,000 in (i) shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), (ii) warrants (the “Warrants”) to purchase shares of Common Stock and (iii) shares of Common Stock issuable upon exercise of the Warrants.

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the respective grants and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares have been duly authorized, and when issued will be validly issued, fully paid, and non-assessable; (ii) the Warrants, when issued and sold in accordance with and in the manner described in the Registration Statement, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general principles of equity and to limitations on availability of equitable relief, including specific performance; and (iii) the Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ McDonald Carano Wilson LLP

McDONALD CARANO WILSON LLP